Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective November 1, 2017 (“Effective Date”) between Scott Giacobbe (“Executive”) and ABM Industries Incorporated, a Delaware corporation (“Company” or “ABM”).

In consideration of the terms and commitments contained in this Agreement, the parties agree to and acknowledge the following:

1.	EMPLOYMENT. The Company agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

2.
DUTIES, RESPONSIBILITIES AND TITLE. Executive’s title shall be Executive Vice President, Chief Operating Officer of the Company and such other titles as may be assigned from time to time by the Company. Executive shall have and perform such duties, functions and responsibilities relating to Executive's employment with Company as may be assigned from time to time by the Company, consistent with such position. Executive shall report directly to the Chief Executive Officer of the Company and shall provide the services hereunder at the Company’s office located in Atlanta as of the Effective Date, and New York starting no later than September 1, 2018.

3.	COMPENSATION. During Executive’s employment hereunder, Company agrees to compensate Executive, and Executive agrees to accept as compensation in full, as follows:

3.1
BASE SALARY. The Company shall pay to Executive an annual base salary (the “Base Salary”) in an amount to be determined by the Board of Directors or its applicable committee (as applicable, the “Committee”) in its sole discretion The Base Salary shall be subject to applicable state and federal withholdings and shall be paid according to the Company’s standard payroll practices.

3.2
BONUS. Executive will be eligible for annual incentive awards pursuant to the terms of the Cash Incentive Program or any applicable successor program (“Cash Bonus”). The target amount for Executive’s Cash Bonus shall be seventy percent (70%) of Base Salary (“Target Cash Bonus”). Executive’s actual Cash Bonus may range from 0% to an amount greater than Target Cash Bonus. The Cash Bonus, if any, earned for a fiscal year will be paid no later than the March 15 following the completion of the performance year.

3.3	EQUITY. Executive will be eligible to receive annual awards under the 2006 Equity Incentive Plan, as amended and restated, or any applicable successor plan (“Equity

Plan”), subject to the terms and conditions of the applicable plan and as determined by the Committee in its discretion.

3.4
REIMBURSEMENTS. The Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policies and procedures.

3.5	BENEFITS. Executive will be eligible to participate in the Company’s health, welfare and retirement benefit plans generally available for executive officers from time to time.

4.
COMPLIANCE WITH LAWS AND POLICIES; EMPLOYEE PROTECTIONS. Executive shall dedicate Executive’s full business time and attention to the performance of duties hereunder, perform Executive’s duties in good faith and to a professional standard, and fully comply with all laws and regulations pertaining to the performance of Executive’s responsibilities, all ethical rules, ABM’s Code of Business Conduct and Ethics, ABM’s Recoupment Policy as well as any and all of policies, procedures and instructions of ABM, in each case as in effect from time to time; provided, it shall not be a violation of the foregoing for Executive to manage Executive’s personal, financial and legal affairs to the extent that they do not interfere with Executive’s ability to perform Executive’s duties to the Company. Prior to joining or agreeing to serve on corporate, civil or charitable boards or committees, Executive shall obtain approval of the Chief Executive Officer or otherwise as required by ABM’s Corporate Governance Guidelines as in effect from time to time.

Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency.
Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Company and Executive acknowledge and agree that Executive shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or otherwise is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

5.
RESTRICTIVE COVENANTS. In consideration of the compensation, contract term, potential Severance Benefits, continued employment provided by Company, as well as the access Company will provide Executive to its Confidential Information, as defined below, and current and prospective customers, all as necessary for the performance of Executive’s duties hereunder, Executive hereby agrees to the following during Executive’s employment and thereafter as provided, except that if Executive’s employment is terminated under circumstances qualifying Executive for payments under the Change-in-Control Agreement (as defined below), the applicable restrictive covenants set forth in such Change-in-Control Agreement shall supersede Sections 5.3, 5.4, 5.5 and 5.6 below:

5.1
CONFIDENTIAL INFORMATION DEFINED. Confidential Information includes but is not limited to: (i) Company and its subsidiary companies’ trade secrets, know-how, ideas, applications, systems, processes and other confidential information which is not generally known to and/or readily ascertainable through proper means by the general public; (ii) plans for business development, marketing, business plans and strategies, budgets and financial statements of any kind, costs and suppliers, including methods, policies, procedures, practices, devices and other means used by the Company and its subsidiaries in the operation of its business, pricing plans and strategies, as well as information about the Company and affiliated entity pricing structures and fees, unpublished financial information, contract provisions, training materials, profit margins and bid information; (iii) information regarding the skills, abilities, performance and compensation of other employees of the Company or its subsidiaries, or of the employees of any company that contracts to provide services to the Company or its subsidiaries; (iv) information of third parties to which Executive had access by virtue of Executive’s employment, including, but not limited to information on customers, prospective customers, and/or vendors, including current or prospective customers’ names, contact information, organizational structure(s), and their representatives responsible for considering the entry or entering into agreements for those services, and/or products provided by the Company and its subsidiaries; customer leads or referrals; customer preferences, needs, and requirements (including customer likes and dislikes, as well as supply and staffing requirements) and the manner in which they have been met by the Company or its subsidiaries; customer billing procedures, credit limits and payment practices,; and customer information with respect to contract and relationship terms and conditions, pricing, costs, profits, sales, markets, plans for future business and other development; purchasing techniques; supplier lists; (v) information contained in the Company’s LCMS database, JDE , LMS or similar systems; (vi) any and all information related to past, current or future acquisitions between the Company or Company-affiliated entities including information used or relied upon for said acquisition (“Confidential Information”). Notwithstanding the generality of the foregoing, Confidential Information shall not include: (x) information known to Executive prior to Executive’s discussions with the Company regarding Executive’s employment with the Company; (y) contact information contained on Executive’s rolodex (other than for officers, directors, employees, and/or independent contractors of the Company and Company-affiliated entities); or (z) information that is or becomes generally known in the industry or part of the public domain.

5.2
NON-DISCLOSURE. The Company and Executive acknowledge and agree that the Company has invested significant effort, time and expense to develop its Confidential Information. Except in the proper performance of this Agreement, Executive agrees to hold all Confidential Information in the strictest confidence, and to refrain from making any unauthorized use or disclosure of such information both during Executive’s employment and at all times thereafter. Except in the proper performance of this Agreement, Executive shall not directly or indirectly disclose, reveal, transfer or deliver to any other person or business, any Confidential Information which was obtained directly or indirectly by Executive from, or for, the Company or its subsidiaries or by virtue of Executive’s employment. This Confidential Information has unique value to the Company and its subsidiaries, is not generally known or readily available by proper means to their competitors or the general public, and could only be developed by others after investing significant effort, time, and expense. Executive understands that Company or its subsidiaries would not make such Confidential Information available to Executive unless the Company was assured that all such Confidential Information will be held in trust and confidence in accordance with this Agreement and applicable law. Executive hereby acknowledges and agrees to use this Confidential Information solely for the benefit of the Company and its affiliated entities. In addition, Executive agrees that at all times after the voluntary or involuntary termination of Executive’s employment, Executive shall not attempt to seek, seek, attempt to solicit, solicit, or accept work from of any customer or active customer prospect of Company or any other Company-affiliated entity through the direct or indirect use of any Confidential Information or by any other unfair or unlawful business practice.

5.3
NON-SOLICITATION OF EMPLOYEES. Executive acknowledges and agrees that the Company has developed its work force as the result of its investment of substantial time, effort, and expense. During the course and solely as a result of Executive’s employment with the Company, Executive will come into contact with officers, directors, employees, and/or independent contractors of the Company and Company-affiliated entities, develop relationships with and acquire information regarding their knowledge, skills, abilities, salaries, commissions, benefits, and/or other matters that are not generally known to the public. Executive further acknowledges and agrees that hiring, recruiting, soliciting, or inducing the termination of such individuals will cause increased expenses and a loss of business. Accordingly, Executive agrees that while employed by the Company and for a period of twelve (12) months following the termination of Executive’s employment (whether termination is voluntary or involuntary), Executive will not directly or indirectly solicit, hire, recruit or otherwise encourage, assist in or arrange for any officer, director, employee, and/or independent contractor to terminate his/her business relationship with the Company or any other

Company-affiliated entity except in the proper performance of this Agreement. This prohibition against solicitation shall include but not be limited to: (i) identifying to other companies or their agents, recruiting or staffing firms, or other third parties the Company officers, directors, employees, or independent contractors who have specialized knowledge concerning the Company’s business, operations, processes, methods, or other confidential affairs or who have contacts, experience, or relationships with particular customers; (ii) disclosing or commenting to other companies or their agents, recruiting or staffing firms, or other third parties regarding the quality or quantity of work, specialized knowledge, or personal characteristics of any person still engaged by Company or any other Company-affiliated entity; and (iii) providing such information to prospective companies or their agents, recruiting or staffing firms, or other third parties preceding possible engagement; provided, nothing in this Section 5.3 shall prevent Executive from serving as a reference in response to a bona fide inquiry regarding an employee or former employee of the Company.

5.4
NON-SOLICITATION OF CUSTOMERS. Executive acknowledges and agrees that the Company and its subsidiaries have identified, solicited, and developed their customers and developed customer relationships as the result of their investment of significant time, effort, and expense and that the Company has a legitimate business interest in protecting these relationships. Executive further acknowledges that Executive would not have been privy to these relationships were it not for Executive’s employment by the Company. Executive further acknowledges and agrees that the loss of such customers and clients would damage the Company and potentially cause the Company great and irreparable harm. Consequently, Executive covenants and agrees that during and for twelve (12) months following the termination of Executive’s employment with the Company (whether such termination is voluntary or involuntary), Executive shall not, directly or indirectly, for the benefit of any person or entity other than the Company, attempt to seek, seek, attempt to solicit, solicit, or accept work from any customer, client or active customer prospect: (i) with whom Executive developed a relationship while employed by Company or otherwise obtained Confidential Information about for the purpose of diverting business from Company or an affiliated entity; and (ii) that is located in a state or foreign country in which: (a) the Executive performed work, services, or engaged in business activity on behalf of the Company within the twelve (12) month period preceding the effective date of Executive’s termination of employment; and/or (b) where the Company has business operations and Executive was provided Confidential Information regarding the Company’s business activities in those territories within the twelve (12) month period preceding the effective date of Executive’s termination of employment.

5.5
POST EMPLOYMENT COMPETITION. Executive agrees that, while employed by the Company and for a period of twelve (12) months following Executive’s termination of employment (whether such termination is voluntary or involuntary), Executive shall not work, perform services for, or engage in any business, enterprise, or operation that engages in a Competing Business (as defined below) in a Restricted Territory (as defined below). For purposes of this Agreement, “Competing Business” means the provision of any goods, products, or services that are the same or substantially similar to those provided by the Company, or any Company-affiliated entity of which Executive had Confidential Information, in the twelve (12) month period preceding the effective date of Executive’s termination of employment. Executive acknowledges that the Company and its subsidiaries are engaged in business in various states throughout the U.S. and various international locations. Accordingly, and in view of the nature of Executive’s nationwide position and responsibilities, “Restricted Territory” as used herein means each state and each foreign country: (i) in which Executive performed work, services, or engaged in business activity on behalf of the Company within the twelve (12) month period preceding the effective date of Executive’s termination of employment; and/or (ii) where the Company has business operations and Executive was provided Confidential Information regarding the Company’s business activities in those territories within the twelve (12) month period preceding the effective date of Executive’s termination of employment. The restrictions in Section 5.5 shall only apply if, within the twelve (12) month period prior to the effective date of Executive’s termination, Executive was employed by the Company to perform sales, marketing, and/or operational activities, or was directly involved in corporate development and strategy (i.e., mergers, acquisitions, divestitures and/or other corporate strategic initiatives) for the Company or its subsidiaries/affiliates.

5.6
NON-DISPARAGEMENT. Following the termination of Executive’s employment for any reason, Executive agrees not to make any statement or take any action which disparages, defames, or places in a negative light the Company, Company-affiliated entities, or its or their reputation, goodwill, commercial interests or past and present officers, directors, employees, consultants, and/or agents, and the Company shall instruct its directors and executive officers to not make any statement or take any action which disparages, defames, or places in a negative light Executive.

5.7	CREATIONS. The terms and conditions set forth in Appendix A attached hereto are hereby incorporated by reference as though fully set forth herein.

5.8
CONFIDENTIAL INFORMATION OF OTHERS; NO CONFLICTS. Executive will not use, disclose to the Company or induce the Company to use any legally protected confidential, proprietary or trade secret information or material belonging to others which comes into Executive’s knowledge or possession at any time, nor will Executive use any such legally protected information or material in the course of Executive’s employment with the Company. Executive has no other agreements or relationships with or commitments to any other person or entity that conflicts with Executive’s obligations to the Company as an employee of the Company or under this Agreement, and Executive represents that Executive’s employment will not require Executive to violate any legal obligations to any third-party. In the event Executive believes that Executive’s work at the Company would make it difficult for Executive not to disclose to the Company any legally protected confidential, proprietary or trade secret information or materials belonging to others, Executive will immediately inform the Company’s Chief Human Resources Officer. Executive has not entered into, and Executive agrees Executive will not enter into, any oral or written agreement in conflict with this Agreement.

5.9
COOPERATION WITH LEGAL MATTERS. During Executive’s employment with Company and thereafter, Executive shall reasonably cooperate with Company and any Company-affiliated entity in its or their investigation, defense or prosecution of any potential, current or future legal matter in any forum, including but not limited to lawsuits, administrative charges, audits, arbitrations, and internal and external investigations. Executive’s cooperation shall include, but is not limited to, reviewing and preparing documents and reports, meeting with attorneys representing any Company-affiliated entity, providing truthful testimony, and communicating Executive’s knowledge of relevant facts to any attorneys, experts, consultants, investigators, employees or other representatives working on behalf of an Company-affiliated entity. Except as required by law, Executive agrees to treat all information regarding any such actual or potential investigation or claim as confidential. Executive also agrees not to discuss or assist in any litigation, potential litigation, claims, or potential claim with any individual (or their attorney or investigator) who is pursuing, or considering pursuing, any claims against the Company or a Company-affiliated entity unless required by law. In performing the tasks outlined in this Section 5.9, Executive shall be bound by the covenants of good faith and veracity set forth in ABM’s Code of Business Conduct and Ethics and by all legal obligations. Nothing herein is intended to prevent Executive from complying in good faith with any subpoena or other affirmative legal obligation. Executive agrees to notify the Company immediately in the event there is a request for information or inquiry pertaining to the Company, any Company-affiliated entity, or Executive’s knowledge of or employment with the Company. In performing responsibilities under this Section following termination of employment for any reason, Executive shall be compensated for Executive’s time at an hourly rate of $250 per hour. However, during any period in which Executive is an employee of the Company, Executive shall not be so compensated.

5.10
REMEDIES AND DAMAGES. The parties agree that compliance with Sections 5.1 - 5.7 of the Agreement and Appendix A is necessary to protect the business, reputation and goodwill of the Company and, in the case of Section 5.5 of the Agreement, the reputation and goodwill of Executive, that the restrictions contained herein are reasonable, and that any breach of Section 5 may result in irreparable and continuing harm to the Company or to Executive, for which monetary damages will not provide adequate relief. Accordingly, in the event of any actual or threatened breach of any covenant or promise made by either party in Section 5, Company and Executive agree that both parties shall be entitled to all appropriate remedies, including temporary restraining orders and injunctions enjoining or restraining such actual or threatened breach. Each of the Company and Executive hereby consents to the issuance thereof forthwith by any court of competent jurisdiction.

5.11
LIMITATIONS. Nothing in this Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason in the State of New York, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

6.
AT-WILL EMPLOYMENT. The employment of Executive shall be “at-will” at all times. The Company or Executive may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Following the termination of Executive’s employment for any reason, the Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, including accrued but unpaid Base Salary, any accrued and unused paid time off and any incurred but unpaid reimbursements (together “Accrued Obligations”). Thereafter, all obligations of the Company under this Agreement shall cease other than those set forth in Section 7.

7.	TERMINATION OF EMPLOYMENT.

7.1
TERMINATION BY COMPANY FOR CAUSE. Where the Company terminates Executive’s employment for Cause, all obligations of the Company under this Agreement shall cease; provided the Company shall pay Executive the Accrued Obligations within thirty (30) days of the termination of Executive’s employment. For purposes of this Agreement, “Cause” shall mean the occurrence of one of the following: (i) Executive’s willful misconduct, dishonesty, or insubordination; (ii) Executive’s conviction (or entry of a plea bargain admitting criminal guilt) of any felony or a misdemeanor involving moral turpitude; (iii) drug or alcohol abuse that has a material effect on the performance of Executive’s duties and responsibilities under this Agreement; (iv) Executive’s willful and repeated failure to substantially perform Executive’s duties and responsibilities under this Agreement for reasons other than death or Disability, as defined below; (v) Executive’s willful and repeated inattention to duty for reasons other than death or Disability; (vi) Executive’s material and willful violation of the Company’s Code of Business Conduct; and (vii) any other material and willful breach of this Agreement by Executive. No Cause shall exist until the Company has given Executive written notice describing the circumstances giving rise to Cause in reasonable detail and, to the extent such circumstances are susceptible to remedy, Executive has failed to remedy such circumstances within fifteen (15) days of receiving such notice.

7.2	TERMINATION BY THE COMPANY WITHOUT CAUSE OR TERMINATION BY THE EXECUTIVE FOR GOOD REASON. Where the Company terminates

Executive’s employment without Cause, or Executive terminates Executive’s employment for Good Reason (as defined below), Executive shall be entitled to: (i) a payment equal in the aggregate to 2 times the sum of (A) Executive’s Base Salary and (B) Executive’s Target Cash Bonus, which payment shall be paid in equal installments (no less frequently than monthly) over the 24-month period following Executive’s separation from service, provided that any amounts otherwise payable prior to the effective date of the release referenced below shall be paid in a lump sum within 7 days following the effective date of such release; (ii) eighteen (18) months’ medical benefits coverage, which may be provided through COBRA reimbursement; (iii) Executive’s prorated Cash Bonus for the year of termination based on the Committee’s determination of actual performance following the end of the performance period; and (iv) any earned but unpaid Cash Bonus in respect of any completed fiscal year that has ended prior to the date of such termination (the amounts set forth in clauses (i) through (iv) collectively, the “Severance Benefits”); provided that Executive’s eligibility to receive the Severance Benefits is conditioned on: (A) Executive having first signed a release agreement in the form provided by the Company and reasonably acceptable to Executive, but containing no further post-employment restrictions or covenants other than those to which Executive is already subject hereunder, and the release becoming irrevocable by its terms within sixty (60) calendar days following the date of Executive’s termination of employment; and (B) Executive’s continued compliance with all continuing obligations under this Agreement, including but not limited to those set forth in Section 5. Executive shall not have any other rights or claims under this Agreement. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events without Executive's prior written consent: (w) a material reduction in the Executive's Base Salary, (x) a material reduction in the Target Cash Bonus, (y) the Executive is no longer reporting directly to the Chief Executive Officer, or (z) the Company requires the Executive to change Executive’s principal location of work by more than 50 miles. No Good Reason shall exist unless Executive has provided notice of such circumstances giving rise to Good Reason in reasonable detail to the Company within 30 days following the occurrence of such circumstances and, to the extent such circumstances are susceptible to remedy, the Company has failed to remedy such circumstances within thirty (30) days of receiving such notice, and Executive shall have resigned within 30 days following expiration of such cure period. For the avoidance of doubt, in the event Executive becomes entitled to receive Severance Benefits, any such Severance Benefits that remain unpaid upon Executive’s death shall be paid to Executive’s estate.

7.3
VOLUNTARY TERMINATION BY EXECUTIVE. Executive may give written notice of Executive’s resignation of employment at any time during this Agreement pursuant to Section 6, and thereafter, all obligations of the Company under this Agreement shall cease; provided the Company shall pay Executive the Accrued Obligations within thirty (30) days of the termination of Executive’s employment or earlier as required by law. Executive is requested to provide sixty (60) days’ written notice of Executive’s resignation or as much time as reasonable under the circumstances. Company reserves the right to relieve Executive of Executive’s duties at the Company’s discretion following notice of Executive’s intent to resign.

7.4
RETIREMENT. With respect to equity-based awards granted following the Effective Date, in the event that Executive retires voluntarily from ABM following reaching age 60 with a minimum of 10 years of service, Executive’s then-outstanding equity-based awards under the Equity Plan (including any awards issued by an acquirer or successor to ABM in exchange or substitution for such awards) that were granted at least one year prior to such retirement will not be forfeited but will continue to be eligible for vesting, exercise and settlement, as applicable, on the originally scheduled vesting dates (and, for the avoidance of doubt with respect to performance-based awards, to the extent the applicable performance criteria originally set forth in such awards are met), subject to Executive’s continued compliance with the covenants set forth in Section 5 hereof.

7.5
DEATH OR DISABILITY. Executive’s employment hereunder shall automatically terminate upon the death of Executive and may be terminated at the Company’s discretion as a result of Executive’s Disability. “Disability” means Executive’s substantial inability to perform Executive’s essential duties and responsibilities under this Agreement for either 90 consecutive days or a total of 120 days out of 365 consecutive days as a result of a physical or mental illness, injury or impairment, all as determined in good faith by the Company. If Executive’s employment is terminated by the Company due to Executive’s death or Disability, then (i) Executive, or, upon death, to Executive’s designated beneficiary or estate, as applicable, shall be eligible to receive (A) any earned but unpaid Cash Bonus in respect of any completed fiscal year that has ended prior to the date of such termination and (B) a prorated Target Cash Bonus based on the length of performance in the applicable performance period prior to death or Disability and (ii) Executive’s then-outstanding equity-based awards under the Equity Plan (including any awards issued by an acquirer or successor to ABM in exchange or substitution for such awards) (x) that are subject to time-based vesting will not be forfeited but will become immediately fully vested and (y) that are subject to performance-based vesting for then-ongoing performance periods shall immediately become fully vested with respect to the number of shares that would have become earned and vested if the target level of performance was met. In the case of Disability, Executive’s eligibility to receive the foregoing is conditioned on: (i) Executive having first signed a release agreement in the form provided by the Company and reasonably acceptable to Executive, but containing no further post-employment restrictions or covenants other than those to which Executive is already subject hereunder, and the release becoming irrevocable by its terms within sixty (60) calendar days following the date of Executive’s termination of employment; and (ii) Executive’s continued compliance with all continuing obligations under this Agreement, including but not limited to those set forth in Section 5. Thereafter, Executive and Executive’s designated beneficiary or estate, as applicable, shall not have any other rights or claims under this Agreement.

7.6
TIMING OF PAYMENTS. For the avoidance of doubt and without limiting the generality of Section 10.7, the parties intend that, except as expressly provided otherwise, any payments that become payable to Executive pursuant to Section 7.2 are intended to be exempt from, or compliant with, Section 409A of the Internal Revenue Code (“Section 409A”), and except as expressly provided otherwise shall be paid within the short-term deferral period within the meaning of Treasury Regulation section 1.409A-1(b)(4) to the extent required to be paid no later than March 15th of the calendar year following the calendar year in which Executive incurs a separation from service or shall be deemed to be paid under a “separation pay plan” within the meaning of Section 409A to the extent applicable. Any Cash Bonus or prorated Cash Bonus that becomes payable to Executive pursuant to Section 7.2(iii) shall be paid to Executive following the end of the applicable performance period when such payments are made to other participants and in accordance with the terms of the applicable plan or program, provided that in no event shall any such payment be made to Executive later than March 15th of the calendar year following the end of the performance year.

7.7
PAYMENTS AND BENEFITS WITH RESPECT TO A CHANGE IN CONTROL. Notwithstanding anything to the contrary in this Agreement or otherwise, if Executive’s employment is terminated under circumstances qualifying Executive for payments under the Change-in-Control Agreement between Executive and ABM (or any successor or amendment to such agreement, as applicable, the “Change-in-Control Agreement”), Executive shall not be entitled to the Severance Benefits under this Agreement and, alternatively, Executive’s entitlement to payments and benefits, if any, shall be governed by the terms of such Change-in-Control Agreement.

7.8
EXCESS PARACHUTE PAYMENTS. Notwithstanding any provision of this Agreement or any other agreement or plan to the contrary (including without limitation any lesser protection of Executive under any equity-based award agreement), if any amount or benefit to be paid or provided under this Agreement or any other agreement or plan would be an “excess parachute payment” under Section 280G of the Code (an “Excess Parachute Payment”) (including after taking into account the value, to the maximum extent permitted by Section 280G of the Code, of the covenants herein), but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement and any other agreements and plans will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will not be made if such reduction would result in Executive receiving an amount determined on an after-tax basis, taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law and any applicable federal, state and local income and employment taxes (the “After-Tax Amount”) that is less than 90% of the After-Tax Amount of the payments and benefits that he would have received without regard to this clause. Whether requested by the Executive or the

Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence, and the value to be assigned to the Executive’s covenants herein for purposes of determining the amount, if any, of the Excess Parachute Payment will be made at the expense of the Company by the Company’s independent accountants or benefits consultant. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section will not of itself limit or otherwise affect any other rights of the Executive pursuant to this Agreement or any other agreement or plan. In the event that any payment or benefit intended to be provided is required to be reduced pursuant to this Section, then the Company shall in good faith determine the appropriate treatment of payments or benefits, consistent with the requirements of Section 409A that produces the most advantageous economic outcome for the Executive, and its determination shall be final and binding on the Executive. The Company will provide the Executive with all information reasonably required or requested by the Executive to demonstrate to the Executive that it has complied with the immediately preceding sentence.

7.9
ACTIONS UPON TERMINATION. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have immediately resigned as an officer and/or director of the Company and of any Company subsidiaries or affiliates, including any LLCs or joint ventures, as applicable. Further, if during employment Executive held any membership or position as a representative of the Company for any outside organization (such as BOMA, IREM, IFMA or BSCIA), or as a trustee for a union trust fund (such as a Taft-Hartley or similar fund), upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from such membership or position, or trustee position, and shall cooperate fully with the Company in any process whereby the Company designates a new representative to replace the position vacated by Executive. Executive also agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment with the Company belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

7.10
WITHHOLDING AUTHORIZATION. To the fullest extent permitted under the laws of the State of Employment hereunder, Executive authorizes Company to withhold from any Severance Benefits otherwise due to Executive and from any other funds held for Executive’s benefit by Company, any undisputed damages or losses sustained by Company as a result of any material breach or other material violation of this Agreement by Executive, pending resolution of any underlying dispute.

8.	NOTICES.

8.1
ADDRESSES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and delivered in person, or sent prepaid by certified mail, overnight express, or electronically to the party named at the address set forth below or at such other address as either party may hereafter designate in writing to the other party:

Executive:    Address on File

Company:	ABM Industries Incorporated
One Liberty Plaza, New York, NY 10006

Copy:	ABM Industries Incorporated
One Liberty Plaza, New York, NY 10006
Attention: Chief Human Resources Officer

8.2	RECEIPT. Any such notice shall be assumed to have been received when delivered in person or 48 hours after being sent in the manner specified above.

9.
INDEMNIFICATION.    The Company shall indemnify, defend, and hold Executive harmless to the fullest extent provided under the Company’s Articles of Incorporation, Bylaws, or any other operating document. In addition, the Executive shall be included under the Company’s Directors and Officers Liability Insurance Policy. For the avoidance of doubt, this Section 9 shall survive the termination of this Agreement.

10.	GENERAL PROVISIONS.

10.1	GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Employment, which, for purposes of this Agreement, shall mean the state of New York.

10.2
NO WAIVER. Failure by either party to enforce any term or condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision of this Agreement, at any later time.

10.3
SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be either automatically deemed so narrowly drawn, or any court of competent jurisdiction is hereby expressly authorized to redraw it in that manner, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.4
SURVIVAL. All terms and conditions of this Agreement which by reasonable implication are meant to survive the termination of this Agreement, including but not limited to the provisions of Sections 5.1 - 5.9 of this Agreement, shall remain in full force and effect after the termination of this Agreement.

10.5	SUCCESSORS. This Agreement is binding upon and shall inure to the benefit of the parties’ respective successors, assigns, administrators and legal representatives and Executive’s heirs and executors.

10.6
REPRESENTATIONS BY EXECUTIVE. Executive represents and agrees that Executive has carefully read and fully understands all of the provisions of this Agreement, that Executive is voluntarily entering into this Agreement and has been given an opportunity to review all aspects of this Agreement with an attorney, if Executive chooses to do so. Executive understands and agrees that Executive's employment with the Company is at-will and that nothing in this Agreement is intended to create a contract of employment for any fixed or definite term. Executive understands Executive is also now eligible for Severance Benefits to which Executive was not previously entitled and acknowledges the value of such benefits. Executive also represents that Executive will not make any unauthorized use of any confidential or proprietary information of any third party in the performance of Executive’s duties under this Agreement and that Executive is under no obligation to any prior employer or other entity that would preclude or interfere with the full and good faith performance of Executive's obligations hereunder.

10.7
SECTION 409A. Without limiting the generality of Section 7.6, the parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a mutually agreed upon manner that to the extent possible preserves the economic benefit and original intent thereof but does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6) month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s termination date (or death, if earlier). In the event that any payment under this Agreement may be made in two calendar years, depending on the timing of execution of a release, such payment shall be made in the later calendar year, to the extent required by Section 409A. Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

10.8
COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. This Agreement may be executed either by original, facsimile, or electronic copy, each of which will be equally binding.

10.9
ENTIRE AGREEMENT. Unless otherwise specified herein, this Agreement, together with Appendix A, sets forth every contract, understanding and arrangement as to the employment relationship between Executive and the Company (other than the Change in Control Agreement and any equity award agreement under the Equity Plan; provided that in the event that this Agreement conflicts with the terms of any equity award agreement, this Agreement shall govern unless otherwise expressly stated in such equity award agreement). It supersedes in its entirety the Agreement between Executive and the Company dated January 16, 2016.

10.9.a
NO EXTERNAL EVIDENCE. The parties intend that this Agreement speak for itself, and that no evidence with respect to its terms and conditions other than this Agreement itself may be introduced in any arbitration or judicial proceeding to interpret or enforce this Agreement.

10.9.b	AMENDMENTS. This Agreement may not be amended except in a writing signed by the Executive and an authorized representative of the Company.

IN WITNESS WHEREOF, Executive and Company have executed this Agreement as of the date set forth above.
Executive:    Scott Giacobbe
Signature:     /s/ Scott Giacobbe
Date:         October 17, 2017

Company:    ABM Industries Incorporated
Signature:     /s/ David R. Goodes
Name, Title: David R. Goodes, Chief Human Resources Officer
Date:         October 17, 2017

APPENDIX A

A.
ASSIGNMENT. Executive hereby assigns, and agrees to assign, to the Company, without additional compensation, Executive’s entire right, title and interest in and to (a) all Creations, and (b) all benefits, privileges, causes of action and remedies relating to the Creations, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all such registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Creation; and to settle and retain proceeds from any such actions). As used herein, the term Creations includes, but is not limited to, creations, inventions, works of authorship, ideas, processes, technology, formulas, software programs, writings, designs, discoveries, modifications and improvements, whether or not patentable or reduced to practice and whether or not copyrightable, that relate in any manner to the actual or demonstrably anticipated business or research and development of the Company or its affiliates, and that are made, conceived or developed by Executive (either alone or jointly with others), or result from or are suggested by any work performed by Executive (either alone or jointly with others) for or on behalf of the Company or its affiliates: (i) during the period of Executive’s employment with the Company, whether or not made, conceived or developed during regular business hours; or (ii) after termination of Executive’s employment if based on Confidential Information. Executive agrees that all such Creations are the sole property of the Company or any other entity designated by it, and, to the maximum extent permitted by applicable law, any copyrightable Creation will be deemed a work made for hire. If the State of Employment is California,

Executive UNDERSTANDS THAT THIS PARAGRAPH DOES NOT APPLY TO ANY CREATION WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE LABOR CODE OF THE STATE OF CALIFORNIA, A COPY OF WHICH IS ATTACHED BELOW. Executive understands that nothing in this Agreement is intended to expand the scope of protection provided to Executive by Sections 2870 through 2872 of the California Labor Code.

B.
DISCLOSURE. Executive agrees to disclose promptly and fully to Executive’s immediate supervisor at the Company, and to hold in confidence for the sole right, benefit and use of Company, any and all Creations made, conceived or developed by Executive (either alone or jointly with others) during Executive’s employment with the Company, or within one (1) year after the termination of Executive’s employment if based on Confidential Information. Such disclosure will be received and held in confidence by the Company. In addition, Executive agrees to keep and maintain adequate and current written records on the development of all Creations made, conceived or developed by Executive (either alone or jointly with others) during Executive’s period of employment or during the one-year period following termination of Executive’s employment, which records will be available to and remain the sole property of the Company at all times.

C.
ASSIST WITH REGISTRATION. Executive agrees that Executive will, at the Company’s request, promptly execute a written assignment of title for any Creation required to be assigned by Section B. Executive further agrees to perform, during and after Executive’s employment, all acts deemed necessary or desirable by the Company to assist it (at its expense) in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Creation assigned to the Company pursuant to Section B. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Should the Company be unable to secure Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Creation, whether due to Executive’s mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to undertake such acts in Executive’s name as if executed and delivered by Executive, and Executive waives and quitclaims to the Company any and all claims of any nature whatsoever that Executive may not have or may later have for infringement of any intellectual property rights in the Creations. The Company will compensate Executive at a reasonable rate for time actually spent by Executive at the Company’s request on such assistance at any time following termination of Executive’s employment with the Company.

CALIFORNIA LABOR CODE
SECTION 2870-2872

2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

2.	Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.
2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

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